NEWS RELEASE FOR IMMEDIATE DISTRIBUTION

Partners Trust Announces First Quarter Results

Utica, N.Y., April 26, 2005 - Partners Trust Financial Group, Inc. (Nasdaq: PRTR), the holding company for Partners Trust Bank, announced today its financial results for the quarter ended March 31, 2005. Net income was $6.2 million, or $0.13 per diluted share for the first quarter compared with $3.2 million, or $0.12 per diluted share for the first quarter of 2004. Core operating earnings , which reflect income from continuing operations adjusted to exclude net amortization of fair market value adjustments on net assets acquired in mergers and merger related expenses, were $8.2 million, a 134% increase from the $3.5 million in the first quarter of 2004. A table reconciling core operating earnings with net income as reported under GAAP immediately follows the text of this release.

In addition to the significant increase in earnings, the Company also experienced solid improvement in asset quality from the end of 2004. Non-performing assets totaled $10.5 million at March 31, 2005, and were 0.28% of total assets, compared to $13.2 million or 0.36% of total assets at December 31, 2004. The improvement occurred as a result of the sale of two parcels of other real estate owned (ORE), and through a combination of charge-offs and payments on loans as we continue to aggressively resolve the troubled assets acquired from BSB Bancorp. The Company recorded a gain of $383,000 on the sale of the ORE in the first quarter of 2005. The largest remaining non-performing loan is a $2.5 million commercial real estate loan on property in New York State. The next largest non-performing loan is a $451,000 commercial real estate loan also on property located in New York State. In addition to the non-performing loans, we had $21.1 million of loans classified as substandard or worse at March 31, 2005, compared with $24.4 million at December 31, 2004.

John Zawadzki, President & CEO of Partners Trust, commented, "I'm pleased to report that as a result of substantial efforts by our asset quality group, our ratio of non-performing assets to total assets returned to the low levels experienced prior to the acquisition of BSB Bancorp in July 2004. In fact, we are near our lowest level of non-performing assets to total assets of the last five years." He continued, "Our focus is now on prudently growing our commercial business lines, and we are seeing growing momentum in this area."

Total assets of the Company at March 31, 2005 were $3.7 billion, and are up slightly from the end of 2004. Loans receivable declined $30.9 million during the quarter, however, with a $20.6 million decline in commercial product lines being the primary cause. The decline in the commercial loan categories was driven by our continued efforts to reduce the Company's exposure to higher risk assets acquired in the BSB Bancorp acquisition.

Net interest income for the three months ended March 31, 2005 totaled $24.6 million, an increase of $13.7 million from the same period in 2004 as a result of the significant increase in earning assets acquired in the merger. The net interest margin for the three months ended March 31, 2005 and 2004 was 3.10% and 3.73%, respectively. The net interest margin for the fourth quarter of 2004 was 3.06%. The decline in margin from the first quarter of 2004 is primarily attributable to the impact of the BSB Bancorp acquisition, coupled with continued reductions in the yield on assets caused by low market interest rates.

Non-interest income was $5.4 million for the quarter ended March 31, 2005, compared with $2.6 million in the same period of the prior year, primarily reflecting the impact of the BSB acquisition.

Non-interest expenses, excluding merger expenses, reflect the impact of operating a much larger entity, and were $20.5 million and $8.7 million for the three months ended March 31, 2005 and 2004, respectively. Non-interest expenses, excluding merger expenses, as a percent of average total assets was 2.28% (annualized) for the first quarter of 2005, an improvement from the 2.71% for the first quarter of 2004, as we continue our efforts to manage operating expenses.

Attached to this press release is summarized financial information for the quarter ended March 31, 2005.

The Company will conduct a conference call at 11:00 a.m. Eastern Time on April 27, 2005, in which management will discuss the Company's financial results and business strategy, followed by a question-and-answer session.

Those wishing to participate in the call may dial toll-free 1-877-407-8035. A webcast presentation will also be available via the Company's website at http://www.partnerstrust.com through the "Investor Relations" section. A replay of the call will be available until May 4 by dialing 1-877-660-6853, account number 286, event ID number 145949.

In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. We believe that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, our performance trends and financial position. Specifically, we provide measures based on "core operating earnings," which excludes net amortization of net assets acquired in mergers, merger and conversion expenses and amortization of intangibles. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results. A reconciliation of these non-GAAP measures to the most comparable GAAP equivalent is included in the attached financial tables.

Partners Trust Financial Group, Inc., headquartered in Utica, New York, is the holding company for Partners Trust Bank, which was founded in 1839. Partners Trust Bank offers a wide variety of business and retail banking products as well as a full range of trust, investment, and municipal banking services through its 36 Central and Southern New York locations in Oneida, Onondaga, Herkimer, Broome, Tioga and Chenango counties. Customers' banking needs are serviced 24 hours a day through a network of ATMs, automated telephone banking, and through the convenience of internet banking.

Investors and other interested parties can access the Company's securities filings and code of ethics at www.partnerstrust.com.

Statements contained in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others, the impact of changes in market interest rates and general economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time.

Contact: Partners Trust Financial Group, Inc.

John Zawadzki, President & CEO 315-738-4778

Steven Covert, Executive Vice President, Chief Operating Officer & CFO 315-738-4993

	Three Months Ended
Core Operating Earnings	March 31,
(In thousands, except per share data)	2005	2004

Net Income as Reported (GAAP)	$ 6,193	$ 3,192
Adjustments
Net amortization of premium on net assets acquired in mergers	1,036	188
Merger and conversion expense	-	113
Amortization of core deposit & trust intangibles	2,201	217
Covenant-not-to-compete expense	89	-
Total adjustments pre-tax	3,326	518
Related income taxes	1,326	207
Total adjustments after-tax	2,000	311
Core Operating Earnings	$ 8,193	$ 3,503

Diluted EPS using Core Operating Earnings	$ 0.17	$ 0.13

	March 31, 2005	December 31, 2004
	(In thousands)
Condensed Balance Sheet

Cash and cash equivalents	$ 73,893	$ 85,481
Securities	1,153,204	1,065,311
Loans held for sale	1,148	1,107
Loans receivable	2,061,482	2,092,351
Allowance for loan losses	(42,796)	(42,716)
Net loans	2,018,686	2,049,635

Goodwill	245,575	245,892
Other intangible assets, net	26,567	28,889
Other assets	174,297	175,312
Total assets	$ 3,693,370	$ 3,651,627

Deposits	$ 2,281,196	$ 2,237,515
Borrowings (1)	749,648	795,504
Other liabilities	82,266	35,757
Junior subordinated obligations issued to
unconsolidated subsidiary trusts	43,202	43,202
Shareholders' equity	537,058	539,649
Total liabilities & equity	$ 3,693,370	$ 3,651,627

Trust department assets (2)	$ 328,940	$ 343,310

(1) Includes mortgagors' escrow funds.
(2)	Not included in total assets.

	March 31, 2005		December 31, 2004
	(In thousands)
	Amount	Percent	Amount	Percent
Loan portfolio composition:
Residential real estate	$ 1,075,728	52.4%	$ 1,081,256	51.8%
Commercial real estate	329,086	16.0%	339,587	16.3%
Commercial business	170,799	8.3%	180,897	8.7%
Consumer, including home equity loans	478,312	23.3%	485,057	23.2%
Total loans receivable	2,053,925	100.0%	2,086,797	100.0%
Plus (less):
Net deferred loan costs	7,557		5,554
Allowance for loan losses	(42,796)		(42,716)
Net loans receivable	$ 2,018,686		$ 2,049,635

Deposit composition:
Non-interest bearing checking	$ 238,272	10.4%	$ 235,994	10.5%
Interest bearing-checking	226,687	9.9%	227,341	10.2%
Total checking	464,959	20.3%	463,335	20.7%
Savings	300,639	13.2%	300,678	13.4%
Money market	531,061	23.3%	543,591	24.3%
Time	984,537	43.2%	929,911	41.6%
Total deposits	$ 2,281,196	100.0%	$ 2,237,515	100.0%
	Three Months Ended March 31,
	2005	2004
	(In thousands, except share data)
Condensed Income Statement
Interest income	$ 40,397	$ 15,734
Interest expense	15,778	4,777
Net interest income	24,619	10,957
Provision for loan losses	-	-
Net interest income after provision for loan losses	24,619	10,957
Net loss on sale of securities available-for-sale	-	-
Other non-interest income	5,445	2,635
Acquisition and conversion expense	-	113
Other non-interest expense	20,509	8,665
Income before income tax expense	9,555	4,814
Income tax expense	3,362	1,622
Net income	$ 6,193	$ 3,192
Basic earnings per share	$ 0.13	$ 0.12	(1)
Diluted earnings per share	$ 0.13	$ 0.12	(1)
Basic weighted average shares outstanding	47,720,041	26,500,718	(1)
Diluted weighted average shares outstanding	48,558,070	27,168,643	(1)
Dividends paid per share	$ 0.07	$ 0.06	(1)

(1)	Restated giving effect to the 1.9502 exchange ratio in the Company's second step conversion on July 14, 2004.

	Three Months Ended March 31,
	2005	2004

Selected Financial and Other Data: (1)
Performance Ratios:
Return on Average Assets:
Using GAAP earnings	0.69%	1.00%
Using Core Operating Earnings	0.91%	1.10%

Return on Average Equity:
Using GAAP earnings	4.61%	7.13%
Using Core Operating Earnings	6.09%	7.83%

Return on Average Tangible Equity:
Using GAAP earnings	9.25%	9.03%
Using Core Operating Earnings	12.24%	9.91%

Efficiency ratio: (2)
Using GAAP earnings	68.35%	65.08%
Using Core Operating Earnings	58.69%	61.77%

Interest rate information:
Yield on assets	5.09%	5.36%
Cost of funds	2.27%	1.92%
Net interest rate spread	2.82%	3.44%
Net interest margin (3)	3.10%	3.73%

	March 31, 2005	December 31, 2004
Equity ratios:
Book value per share	$ 11.14	$ 11.27
Book value per share,
including unallocated ESOP shares	10.76	10.87
Tangible book value per share	5.50	5.53
Tangible book value per share
including unallocated ESOP shares	$ 5.31	$ 5.33
Tier 1 leverage ratio	9.17%	9.07%

(1)	Ratios have been annualized where appropriate. Averages are daily averages.
(2)	Represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income, excluding gains or losses on the sale of securities and loans.
(3)	Net interest income divided by average earning assets.

	March 31, 2005	December 31, 2004
Asset Quality:	(Dollars in thousands)
Non-accruing loans:
Residential real estate	$ 2,183	$ 1,885
Commercial real estate	4,511	5,525
Commercial	2,173	3,178
Consumer (1)	842	642
Total non-accruing loans	9,709	11,230
Accruing loans delinquent 90 days or more	426	871
Total non-performing loans	10,135	12,101
Other real estate owned and repossesed assets	319	1,055
Total non-performing assets	$ 10,454	$ 13,156

Non-performing loans to total loans	0.49%	0.58%
Non-performing assets to total assets	0.28%	0.36%
Allowance for loan losses to non-performing loans	422.26%	353.00%
Allowance for loan losses to total loans (2)	2.08%	2.05%

(1) Includes home equity loans.
(2) Total loans excludes loans held for sale.
	Three Months Ended
	March 31,
	2005	2004
	(Dollars in thousands)
Allowance for loan losses at beginning of period	$ 42,716	$ 8,608
Charge-offs	(3,774)	(828)
Recoveries	3,854	544
Provision for loan losses	-	-
Allowance for loan losses at end of period	$ 42,796	$ 8,324

Net (recoveries) charge-offs to average loans (annualized)	(0.02%)	0.14%

	2005	2004
	First	Fourth	Third		Second		First
	(Dollars in thousands, except share data)
Selected Quarterly Financial Data

Interest income	$ 40,397	$ 40,187	$ 36,748		$ 15,220		$ 15,734
Interest expense	15,778	15,471	13,726		4,623		4,777
Net interest income	24,619	24,716	23,022		10,597		10,957
Provision for loan losses	-	-	1,620		(460)		-
Net interest income after provision for loan losses	24,619	24,716	21,402		11,057		10,957
Other-than-temporary investment impairment of securities	-	(2,803)	-		-		-
Net loss on sale securities available-for-sale	-	(7)	(68)		-		-
Other non-interest income	5,445	5,927	5,448		2,708		2,635
Acquisition and conversion expense	-	305	3,980		653		113
Other non-interest expense	20,509	21,830	19,664		8,933		8,665
Income before income tax expense	9,555	5,698	3,138		4,179		4,814
Income tax expense	3,362	1,681	871		1,516		1,622
Net income	$ 6,193	$ 4,017	$ 2,267		$ 2,663		$ 3,192
Basic earnings per share	$ 0.13	$ 0.09	$ 0.05	(3)	$ 0.10	(3)	$ 0.12	(3)
Diluted earnings per share	$ 0.13	$ 0.08	$ 0.05	(3)	$ 0.10	(3)	$ 0.12	(3)
Basic weighted average shares outstanding
  47,720,041
		47,119,851	43,632,809	(3)	26,553,660	(3)	26,500,718	(3)
Diluted weighted average shares outstanding	48,558,070	48,271,672	44,719,827	(3)	27,035,885	(3)	27,168,643	(3)
Dividends paid per share	$ 0.07	$ 0.06	$ 0.06	(3)	$ 0.06	(3)	$ 0.06	(3)
Net interest margin (1)	3.10%	3.06%	3.10%		3.55%		3.73%
Return on average assets	0.69%	0.44%	0.27%		0.82%		1.00%
Return on average equity	4.61%	2.93%	1.89%		5.88%		7.13%
Efficiency ratio (2)	68.35%	72.27%	83.28%		72.43%		65.08%

(1)	Net interest income divided by average earning assets.
(2)	Represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income, excluding gains or losses on securities and loans.
(3)	Restated giving effect to the 1.9502 exchange ratio in the Company's second step conversion on July 14, 2004.